Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE HOUSTON and LONDON, February 2, 2016

LyondellBasell Reports Record 2015 Earnings

2015 Full Year Highlights

•	Record Earnings

•	Income from continuing operations: $4.5 billion ($4.8 billion excluding LCM1)

•	Diluted earnings per share: $9.60 per share ($10.35 per share excluding LCM)

•	EBITDA: $7.5 billion ($8.1 billion excluding LCM)

•	Advanced the Growth Program

•	Completed a 250 million pound ethylene expansion at Channelview, Texas, the third in a series of planned expansions targeted to increase our U.S. ethylene capacity by approximately 25%

•	Added over 120 million pounds of polypropylene compounds capacity

•	Strong Cash Flow and Share Repurchases

•	Full year cash generation from operations totaled $5.8 billion

•	Share repurchases and dividends totaled $6.1 billion

•	Repurchased 52 million shares or approximately 11% of the shares outstanding on January 1, 2015

Fourth Quarter 2015 Highlights

•	Income from continuing operations: $797 million ($982 million excluding LCM)

•	Diluted Earnings per share: $1.78 per share ($2.20 per share excluding LCM)

•	EBITDA: $1.4 billion ($1.7 billion excluding LCM)

•	Share repurchases and dividends totaled $1.6 billion; repurchased 12.7 million shares during the fourth quarter or approximately 3% of the shares outstanding on October 1, 2015

Comparisons with the prior quarter, fourth quarter 2014 and full year 2014 are available in the following table:

Table 1 - Earnings Summary

	Three Months Ended			Year Ended
Millions of U.S. dollars (except share data)	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Sales and other operating revenues	$7,071	$8,334	$10,290	$32,735	$45,608
Net income(a)	795	1,186	791	4,474	4,168
Income from continuing operations(b)	797	1,189	796	4,479	4,172
Diluted earnings per share (U.S. dollars):
Net income(c)	1.78	2.54	1.54	9.59	7.99
Income from continuing operations(b)	1.78	2.55	1.57	9.60	8.00
Diluted share count (millions)	446	463	499	466	521
EBITDA(d)	1,394	2,001	1,406	7,533	7,050

Excluding LCM Impact:
LCM charges, pre-tax	284	181	715	548	760
Income from continuing operations	982	1,303	1,251	4,830	4,655
Diluted earnings per share (U.S. dollars):
Income from continuing operations	2.20	2.80	2.48	10.35	8.92
EBITDA	1,678	2,182	2,121	8,081	7,810

(a)	Includes net loss attributable to non-controlling interests and income (loss) from discontinued operations, net of tax. See Table 10.
(b)	See Table 11 for charges and benefits to income from continuing operations.
(c)	Includes diluted earnings per share attributable to discontinued operations.
(d)	See the end of this release for an explanation of the Company’s use of EBITDA and Table 8 for reconciliations of EBITDA to net income and income from continuing operations.

[1]	LCM stands for “lower of cost or market.” An explanation of LCM and why we have excluded it from our financial information in this press release can be found at the end of this press release under “Information Related to Financial Measures.”

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LyondellBasell Industries (NYSE: LYB) today announced earnings from continuing operations for the fourth quarter 2015 of $797 million, or $1.78 per share. Fourth quarter 2014 EBITDA was $1.4 billion. The quarter included a $284 million non-cash, pre-tax charge for the impact of a lower of cost or market (LCM) inventory adjustment ($185 million after-tax). Excluding the LCM adjustment, earnings from continuing operations during the fourth quarter totaled $982 million, or $2.20 per share and EBITDA was $1.7 billion. Full year 2015 income from continuing operations was $4.5 billion, or $9.60 per share, and EBITDA was $7.5 billion. The full year included a non-cash, pre-tax LCM inventory adjustment of $548 million ($351 million after tax). Excluding the LCM adjustment, earnings from continuing operations for the full year totaled $4.8 billion, or $10.35 per share, and EBITDA was $8.1 billion.

“During 2015, LyondellBasell generated record earnings, advanced our growth program, and continued returning cash to shareholders at an industry-leading rate. Our company posted strong results, with record performance from our Olefins and Polyolefins - Europe, Asia and International, Intermediates and Derivatives, and Technology segments. Despite the challenging oil and gas environment, LyondellBasell’s performance remained focused and steady. We continue to prove that we are capable of delivering strong results under a wide range of market conditions,” said Bob Patel, LyondellBasell chief executive officer.

“During 2015 we continued to implement and expand our strategic programs. We completed a 250 million pound per year ethylene expansion and increased our polypropylene compounds capacity by 120 million pounds. We also advanced additional value-enhancing projects including a propylene oxide and tertiary butyl alcohol facility, an ethylene expansion at our Corpus Christi plant and U.S. polyethylene capacity,” continued Patel.

“Our cash generation continued to be very strong in 2015 and we returned cash to shareholders through share repurchases and dividends totaling approximately $6.1 billion. Since initiating our dividend and share repurchases, we have paid approximately $9.2 billion in dividends and acquired approximately 25% of the then outstanding shares,” Patel said.

OUTLOOK

“We are confident that our industry position and our continued focus on cost and operating discipline will serve us well under a variety of market conditions. While near-term industry performance will partially hinge on the direction of raw material costs and subsequent price responses, our growth positions remain advantaged, product demand continues to be good and our expansions are generating incremental earnings. During 2016 we plan to complete an 800 million pound ethylene expansion project, complete engineering for our one billion pound propylene oxide plant and finalize our polyethylene expansion plans. LyondellBasell will continue to prudently pursue value-creating expansions while maintaining focus on operational performance, earnings growth and shareholder value,” Patel said.

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LYONDELLBASELL BUSINESS RESULTS DISCUSSION BY REPORTING SEGMENT

LyondellBasell manages operations through five operating segments: 1) Olefins and Polyolefins – Americas; 2) Olefins and Polyolefins – Europe, Asia and International (EAI); 3) Intermediates and Derivatives; 4) Refining; and 5) Technology.

Comments and analysis represent underlying business activity and are exclusive of LCM inventory adjustments.

Olefins and Polyolefins - Americas (O&P-Americas) – The primary products of this segment include ethylene and its co-products (propylene, butadiene and benzene), polyethylene, polypropylene and Catalloy process resins.

Table 2 - O&P–Americas Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$662	$740	$950	$3,256	$3,572
EBITDA	775	841	1,040	3,661	3,911
LCM charges, pre-tax	59	79	234	160	279
EBITDA excluding LCM adjustments	834	920	1,274	3,821	4,190

Three months ended December 31, 2015 versus three months ended September 30, 2015 – EBITDA decreased $86 million for the fourth quarter 2015 versus the third quarter 2015, excluding a favorable $20 million quarter to quarter variance as a result of LCM inventory adjustments. Compared to the prior period, underlying olefins results decreased approximately $130 million. This decrease was driven by lower ethylene and coproduct prices. Lower feedstock costs resulted in ethylene margins that were approximately 6 cents per pound lower than the third quarter 2015. Our ethylene plants operated at 95% of capacity. Combined polyolefin results increased by approximately $40 million. Polyethylene volumes remained strong while spreads were relatively unchanged. Polypropylene volumes declined due to operating issues while spreads over monomer improved by approximately 4 cents per pound. Joint venture equity income improved by $3 million.

Three months ended December 31, 2015 versus three months ended December 31, 2014 – EBITDA decreased $440 million versus the fourth quarter 2014, excluding a favorable $175 million quarter to quarter variance as a result of the LCM inventory adjustments. Olefin results accounted for the majority of the decline as quarterly EBITDA decreased approximately $660 million versus the prior year. Ethylene margins declined by approximately 28 cents per pound. Combined polyolefin results increased approximately $210 million versus the prior year period. Polyethylene volume improved by approximately 9 percent and spreads improved by approximately 6 cents per pound. Polypropylene spreads improved by approximately 12 cents per pound. Joint venture equity income improved by $10 million.

Full year ended December 31, 2015 versus full year ended December 31, 2014 – Segment EBITDA decreased $369 million versus 2014, excluding a favorable $119 million year to year variance as a result of the

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LCM inventory adjustments. Olefin results declined by approximately $970 million from the prior year. Ethylene margins declined by approximately 17 cents per pound versus 2014. Lower ethylene sales prices in 2015 were partially offset by lower feedstock costs. Production volume was approximately 14% higher as a result of the 2014 La Porte expansion and the absence of the 2014 La Porte turnaround. Combined polyolefin results increased approximately $570 million versus the prior year. Polyethylene spreads over ethylene improved approximately 5 cents per pound and volume increased approximately 5 percent following the 2014 Matagorda expansion. Polypropylene spreads improved by approximately 8 cents per pound. Equity income improved by $21 million versus the prior year due to stronger volumes and margins at our joint venture in Mexico.

Olefins and Polyolefins - Europe, Asia, International (O&P-EAI) – The primary products of this segment include ethylene and its co-products (propylene and butadiene), polyethylene, polypropylene, global polypropylene compounds, Catalloy process resins and Polybutene-1 resins.

Table 3 - O&P–EAI Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$302	$412	$246	$1,309	$884
EBITDA	427	549	348	1,825	1,366
LCM charges, pre-tax	24	6	44	30	44
EBITDA excluding LCM adjustments	451	555	392	1,855	1,410

Three months ended December 31, 2015 versus three months ended September 30, 2015 – EBITDA decreased $104 million versus the record third quarter 2015, excluding an unfavorable $18 million quarter to quarter variance as a result of LCM inventory adjustments. Olefin results decreased approximately $130 million due to lower margins while ethylene volumes improved by approximately 4 percent. Combined polyolefin results improved by approximately $15 million and largely continued to maintain high spreads. Polypropylene compounds and polybutene-1 results improved by approximately $20 million. Equity income from joint ventures declined by $11 million.

Three months ended December 31, 2015 versus three months ended December 31, 2014 – EBITDA increased by $59 million versus the fourth quarter 2014, excluding a favorable $20 million quarter to quarter variance as a result of LCM inventory adjustments. Olefin results decreased by approximately $120 million primarily as a result of lower margins. Ethylene volume decreased by approximately 8 percent due to the turnaround at our Münchsmünster cracker in 2015. Combined polyolefin results increased approximately $150 million due to improved margins and higher volumes for both polyethylene and polypropylene. Polypropylene compounds and polybutene-1 results improved by approximately $20 million. Equity income from joint ventures increased by $12 million.

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Full year ended December 31, 2015 versus full year ended December 31, 2014 – The segment achieved record EBITDA for the year. EBITDA increased $445 million versus 2014, excluding a favorable $14 million year to year variance as a result of LCM inventory adjustments. 2014 benefited from a $52 million environmental settlement that was recognized in the first quarter of 2014. Underlying olefin results increased approximately $25 million, as average feedstock price declines outweighed lower average product prices. Combined polyolefin results increased approximately $420 million compared to the prior year driven by strong demand leading to 7% higher volume and improving margins. Polypropylene compounds and polybutene-1 were relatively unchanged. Equity income from joint ventures increased by $54 million, driven by strong results from joint ventures in Poland and South Korea.

Intermediates and Derivatives (I&D) – The primary products of this segment include propylene oxide (PO) and its co-products (styrene monomer, tertiary butyl alcohol (TBA), isobutylene and tertiary butyl hydroperoxide), and derivatives (propylene glycol, propylene glycol ethers and butanediol); acetyls (including methanol), ethylene oxide and its derivatives, and oxyfuels.

Table 4 - I&D Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income	$145	$403	$208	$1,224	$1,220
EBITDA	212	460	271	1,475	1,459
LCM charges, pre-tax	74	46	93	181	93
EBITDA excluding LCM adjustments	286	506	364	1,656	1,552

Three months ended December 31, 2015 versus three months ended September 30, 2015 – EBITDA decreased $220 million versus the record third quarter 2015, excluding an unfavorable $28 million quarter to quarter variance as a result of LCM inventory adjustments. Results for PO and PO derivatives decreased approximately $10 million. Intermediate chemicals results decreased by approximately $160 million, primarily due to declines in styrene and methanol margins and decreased acetyl volumes due to our extended La Porte turnaround. Oxyfuels results decreased approximately $60 million with typical seasonal margin declines. Equity income from joint ventures improved by $2 million.

Three months ended December 31, 2015 versus three months ended December 31, 2014 – EBITDA decreased $78 million versus the fourth quarter 2014, excluding a favorable $19 million quarter to quarter variance as a result of LCM inventory adjustments. Results for PO and PO derivatives improved by approximately $35 million. Intermediate chemicals results decreased by approximately $60 million driven by lower acetyls results from lower methanol margins and lower acetyl volumes as a result of our 2015 La Porte turnaround. Oxyfuels decreased approximately $55 million primarily as a result of unseasonably high margins during the fourth quarter of 2014. Equity income from joint ventures increased by $1 million.

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Full year ended December 31, 2015 versus full year ended December 31, 2014 – The segment achieved record EBITDA for 2015. EBITDA increased $104 million versus 2014, excluding an unfavorable $88 million year to year variance as a result of LCM inventory adjustments. PO and PO derivatives results increased approximately $40 million due to slightly higher volumes. Intermediate chemicals results improved by approximately $120 million due to improved styrene margins that were partially offset by lower methanol and vinyl acetate margins. Oxyfuels results declined by approximately $60 million compared to the prior year as strong octane spreads over butane and 15% higher volumes partially offset a decline in gasoline prices. Equity income from joint ventures increased by $7 million.

Refining – The primary products of this segment include gasoline, diesel fuel, heating oil, jet fuel, and petrochemical raw materials.

Table 5 - Refining Financial Overview

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
Millions of U.S. dollars	2015	2015	2014	2015	2014
Operating income (loss)	($101)	$52	($354)	$144	($106)
EBITDA	(59)	93	(311)	342	65
LCM charges, pre-tax	127	50	344	177	344
EBITDA excluding LCM adjustments	68	143	33	519	409

Three months ended December 31, 2015 versus three months ended September 30, 2015 – EBITDA decreased $75 million versus the third quarter 2014, excluding an unfavorable $77 million quarter to quarter variance as a result of LCM inventory adjustments. The Houston refinery operated at 206,000 barrels per day, down 43,000 barrels per day from the prior quarter due to unplanned repairs on several major units. The Maya 2-1-1 industry benchmark crack spread decreased by $4.22 per barrel, averaging $18.55 per barrel. The cost of Renewable Identification Numbers (RINs) to meet U.S. renewable fuel standards increased by approximately $10 million versus the third quarter 2015.

Three months ended December 31, 2015 versus three months ended December 31, 2014 – EBITDA increased $35 million versus the fourth quarter 2014, excluding a favorable $217 million quarter to quarter variance as a result of LCM inventory adjustments. Fourth quarter 2015 throughput was down by 60,000 barrels per day from the prior year period. The Maya 2-1-1 industry benchmark crack spread increased by $0.83 per barrel, averaging $18.55 per barrel. Compared to the 2014 period, refinery margins decreased. The cost of RINs was relatively unchanged relative to the fourth quarter 2014.

Full year ended December 31, 2015 versus full year ended December 31, 2014 – EBITDA increased $110 million versus 2014, excluding a favorable $167 million year to year variance as a result of LCM inventory adjustments. Throughput at the Houston Refinery averaged 238,000 barrels per day, down 21,000 barrels per day. The Maya 2-1-1 industry benchmark crack spread decreased by $2.13 per barrel, averaging $22.30 per barrel. The refinery benefited from improved secondary product margins and higher Canadian crude volumes. The cost of RINs was relatively unchanged in 2015 relative to 2014.

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Technology Segment – The principal products of the Technology segment include polyolefin catalysts and production process technology licenses and related services.

Table 6 - Technology Financial Overview

	Three Months Ended			Year Ended
Millions of U.S. dollars	December 31, 2015	September 30, 2015	December 31, 2014	December 31, 2015	December 31, 2014
Operating income	$54	$34	$29	$197	$171
EBITDA	65	45	44	243	232

Three months ended December 31, 2015 versus three months ended September 30, 2015 – EBITDA increased by $20 million driven by the timing of licensing revenue in the fourth quarter and favorable catalyst volumes.

Three months ended December 31, 2015 versus three months ended December 31, 2014 – EBITDA increased by $21 million due to higher catalyst volumes.

Full year ended December 31, 2015 versus full year ended December 31, 2014 – EBITDA exceeded 2014 by $11 million, improving to a record level.

Capital Spending and Cash Balances

Capital expenditures, including growth projects, maintenance turnarounds, catalyst and information technology-related expenditures, were $483 million during the fourth quarter 2015 and $1.4 billion for the full year 2015. Our cash and liquid investment balance was $2.4 billion at December 31, 2015. We repurchased 12.7 million ordinary shares during the fourth quarter 2015 and 51.8 million shares during 2015. There were 440 million common shares outstanding as of December 31, 2015. The company paid dividends of $1.4 billion during 2015.

CONFERENCE CALL

LyondellBasell will host a conference call February 2 at 11 a.m. ET. Participants on the call will include Chief Executive Officer Bob Patel, Executive Vice President and Chief Financial Officer Thomas Aebischer, Senior Vice President - Strategic Planning and Transactions Sergey Vasnetsov, and Vice President of Investor Relations Doug Pike.

The toll-free dial-in number in the U.S. is 888-677-1826. A complete listing of toll-free numbers by country is available at www.lyb.com/teleconference for international callers. The pass code for all numbers is 4843334.

The slides and webcast that accompany the call will be available at http://www.lyb.com/earnings.

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A replay of the call will be available from 2 p.m. ET February 2 until March 2 at 11:59 p.m. ET. The replay dial-in numbers are 866-465-1311 (U.S.) and +1 203-369-1427 (international). The pass code for each is 22160.

ABOUT LYONDELLBASELL

LyondellBasell (NYSE: LYB) is one of the world’s largest plastics, chemical and refining companies and a member of the S&P 500. LyondellBasell (www.lyb.com) manufactures products at 56 sites in 19 countries. LyondellBasell products and technologies are used to make items that improve the quality of life for people around the world including packaging, electronics, automotive parts, home furnishings, construction materials and biofuels.

FORWARD-LOOKING STATEMENTS

The statements in this release and the related teleconference relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; competitive product and pricing pressures; labor conditions; our ability to attract and retain key personnel; operating interruptions (including leaks, explosions, fires, weather-related incidents, mechanical failure, unscheduled downtime, supplier disruptions, labor shortages, strikes, work stoppages or other labor difficulties, transportation interruptions, spills and releases and other environmental risks); the supply/demand balances for our and our joint ventures’ products, and the related effects of industry production capacities and operating rates; our ability to achieve expected cost savings and other synergies; our ability to successfully execute projects and growth strategies; legal and environmental proceedings; tax rulings, consequences or proceedings; technological developments, and our ability to develop new products and process technologies; potential governmental regulatory actions; political unrest and terrorist acts; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and service our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” section of our Form 10-K for the year ended December 31, 2014, which can be found at www.lyb.com on the Investor Relations page and on the Securities and Exchange Commission’s website at www.sec.gov.

INFORMATION RELATED TO FINANCIAL MEASURES

This release makes reference to certain “non-GAAP” financial measures as defined in Regulation G of the U.S. Securities Exchange Act of 1934, as amended. The non-GAAP measures we have presented include income from continuing operations excluding LCM, diluted earnings per share excluding LCM, EBITDA and EBITDA excluding LCM. LCM stands for “lower of cost or market,” which is an accounting rule consistent with GAAP related to the valuation of inventory. Our inventories are stated at the lower of cost or market. Cost is determined

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using the last-in, first-out (“LIFO”) inventory valuation methodology, which means that the most recently incurred costs are charged to cost of sales and inventories are valued at the earliest acquisition costs. Market is determined based on an assessment of the current estimated replacement cost and selling price of the inventory. In periods where the market price of our inventory declines substantially, cost values of inventory may be higher than the market value, which results in us writing down the value of inventory to market value in accordance with the LCM rule, consistent with GAAP. This adjustment is related to our use of LIFO accounting and the recent decline in pricing for many of our raw material and finished goods inventories. We report our financial results in accordance with U.S. generally accepted accounting principles, but believe that certain non-GAAP financial measures, such as EBITDA and earnings and EBITDA excluding LCM, provide useful supplemental information to investors regarding the underlying business trends and performance of the company’s ongoing operations and are useful for period-over-period comparisons of such operations. Non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, or superior to, the financial measures prepared in accordance with GAAP.

EBITDA, as presented herein, may not be comparable to a similarly titled measure reported by other companies due to differences in the way the measure is calculated. We calculate EBITDA as income from continuing operations plus interest expense (net), provision for (benefit from) income taxes, and depreciation & amortization. EBITDA should not be considered an alternative to profit or operating profit for any period as an indicator of our performance, or as an alternative to operating cash flows as a measure of our liquidity. We have also presented financial information herein exclusive of adjustments for LCM.

Quantitative reconciliations of EBITDA to net income, the most comparable GAAP measure, are provided in Table 8 at the end of this release.

OTHER FINANCIAL MEASURE PRESENTATION NOTES

This release contains time sensitive information that is accurate only as of the time hereof. Information contained in this release is unaudited and subject to change. LyondellBasell undertakes no obligation to update the information presented herein except to the extent required by law.

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Source: LyondellBasell Industries

Media Contact:	Michael Waldron +1 713-309-7575
Investor Contact:	Douglas J. Pike +1 713-309-7141

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Table 7 - Reconciliation of Segment Information to Consolidated Financial Information (a)

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD
Sales and other operating revenues:
Olefins & Polyolefins - Americas	$3,357	$3,462	$3,750	$3,379	$13,948	$2,551	$2,679	$2,516	$2,218	$9,964
Olefins & Polyolefins - EAI	3,778	4,069	3,995	3,361	15,203	2,911	3,061	2,932	2,672	11,576
Intermediates & Derivatives	2,429	2,706	2,691	2,304	10,130	1,918	2,159	2,039	1,656	7,772
Refining	2,756	3,250	3,146	2,558	11,710	1,607	2,102	1,693	1,155	6,557
Technology	136	144	107	110	497	136	107	100	122	465
Other/elims	(1,321)	(1,514)	(1,623)	(1,422)	(5,880)	(938)	(963)	(946)	(752)	(3,599)

Continuing Operations	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185	$9,145	$8,334	$7,071	$32,735

Operating income (loss):
Olefins & Polyolefins - Americas	$656	$898	$1,068	$950	$3,572	$934	$920	$740	$662	$3,256
Olefins & Polyolefins - EAI	225	190	223	246	884	236	359	412	302	1,309
Intermediates & Derivatives	316	375	321	208	1,220	271	405	403	145	1,224
Refining	86	95	67	(354)	(106)	74	119	52	(101)	144
Technology	60	56	26	29	171	64	45	34	54	197
Other	(3)	(1)	1	(2)	(5)	(4)	(3)	9	(10)	(8)

Continuing Operations	$1,340	$1,613	$1,706	$1,077	$5,736	$1,575	$1,845	$1,650	$1,052	$6,122

Depreciation and amortization:
Olefins & Polyolefins - Americas	$73	$74	$84	$85	$316	$86	$85	$87	$95	$353
Olefins & Polyolefins - EAI	70	67	65	46	248	55	54	54	56	219
Intermediates & Derivatives	55	56	55	59	225	60	56	55	62	233
Refining	42	42	42	43	169	74	40	41	41	196
Technology	16	15	16	14	61	12	12	11	11	46

Continuing Operations	$256	$254	$262	$247	$1,019	$287	$247	$248	$265	$1,047

EBITDA: (b)
Olefins & Polyolefins - Americas	$736	$978	$1,157	$1,040	$3,911	$1,031	$1,014	$841	$775	$3,661
Olefins & Polyolefins - EAI	356	319	343	348	1,366	357	492	549	427	1,825
Intermediates & Derivatives	375	430	383	271	1,459	337	466	460	212	1,475
Refining	129	137	110	(311)	65	149	159	93	(59)	342
Technology	76	71	41	44	232	76	57	45	65	243
Other	(4)	6	1	14	17	2	(2)	13	(26)	(13)

Continuing Operations	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952	$2,186	$2,001	$1,394	$7,533

Capital, turnarounds and IT deferred spending:
Olefins & Polyolefins - Americas	$231	$306	$208	$167	$912	$149	$140	$159	$220	$668
Olefins & Polyolefins - EAI	33	27	45	86	191	38	27	49	72	186
Intermediates & Derivatives	45	52	50	94	241	76	76	135	154	441
Refining	32	20	27	44	123	33	28	23	24	108
Technology	2	6	6	11	25	6	3	7	8	24
Other	—	4	2	1	7	4	4	—	5	13

Continuing Operations	$343	$415	$338	$403	$1,499	$306	$278	$373	$483	$1,440

(a)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $45 million and $715 million in the third and fourth quarters of 2014, respectively. EBITDA includes pre-tax LCM charges of $92 million, $181 million and $284 million for the first, third and fourth quarters of 2015, respectively. EBITDA for the second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment.

See Tables 2 through 6 for LCM adjustments recorded for each segment.

(b)	See Table 8 for EBITDA calculation.

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Table 8 - EBITDA Calculation

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD

Net income (a)	$944	$1,176	$1,257	$791	$4,168	$1,164	$1,329	$1,186	$795	$4,474
(Income) loss from discontinued operations, net of tax	(1)	(3)	3	5	4	3	(3)	3	2	5

Income from continuing operations(a)	943	1,173	1,260	796	4,172	1,167	1,326	1,189	797	4,479
Provision for income taxes	383	425	434	298	1,540	440	541	487	262	1,730
Depreciation and amortization	256	254	262	247	1,019	287	247	248	265	1,047
Interest expense, net	86	89	79	65	319	58	72	77	70	277

EBITDA(b)	$1,668	$1,941	$2,035	$1,406	$7,050	$1,952	$2,186	$2,001	$1,394	$7,533

(a)	Amounts presented herein include after-tax LCM charges of $28 million and $455 million in the third and fourth quarters of 2014, respectively. The impacts of after-tax LCM charges were $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after-tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period.
(b)	EBITDA as presented herein includes the impacts of pre-tax LCM charges of $45 million and $715 million in the third and fourth quarters of 2014, respectively. EBITDA includes impacts of pre-tax LCM charges of $92 million, $181 million and $284 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes a pre-tax LCM benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment.

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Table 9 - Selected Segment Operating Information

	2014					2015
	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD
Olefins and Polyolefins - Americas
Volumes (million pounds)
Ethylene produced	1,979	1,721	2,301	2,458	8,459	2,364	2,415	2,514	2,391	9,684
Propylene produced	611	648	559	719	2,537	805	740	697	798	3,040
Polyethylene sold	1,517	1,363	1,603	1,451	5,934	1,473	1,575	1,577	1,578	6,203
Polypropylene sold	627	605	681	592	2,505	627	698	662	606	2,593
Benchmark Market Prices

West Texas Intermediate crude oil (USD per barrel)	98.61	102.99	97.25	73.20	92.91	48.57	57.95	45.36	42.16	48.71
Light Louisiana Sweet (“LLS”) crude oil (USD per barrel)	104.36	105.55	101.03	76.58	96.92	52.84	62.93	50.20	43.53	52.36
Natural gas (USD per million BTUs)	5.01	4.74	4.19	4.09	4.51	2.76	2.76	2.72	2.11	2.57
U.S. weighted average cost of ethylene production (cents/pound)	20.0	17.1	14.5	10.5	15.4	10.2	9.7	9.6	10.9	10.1
U.S. ethylene (cents/pound)	48.3	47.2	51.8	44.8	48.0	34.8	34.2	30.3	27.5	31.7
U.S. polyethylene [high density] (cents/pound)	76.3	77.0	78.0	76.7	77.0	65.7	67.3	64.3	57.0	63.6
U.S. propylene (cents/pound)	73.3	69.7	70.8	69.8	70.9	49.7	41.7	33.2	31.3	39.0
U.S. polypropylene [homopolymer] (cents/pound)	88.3	84.7	86.3	85.8	86.3	67.7	61.7	59.3	62.7	62.8

Olefins and Polyolefins - Europe, Asia, International
Volumes (million pounds)
Ethylene produced	989	1,024	1,039	1,059	4,111	1,007	1,047	944	978	3,976
Propylene produced	582	617	629	618	2,446	600	632	575	575	2,382
Polyethylene sold	1,275	1,363	1,284	1,254	5,176	1,533	1,360	1,304	1,379	5,576
Polypropylene sold	1,509	1,707	1,633	1,561	6,410	1,817	1,529	1,673	1,757	6,776
Benchmark Market Prices (€0.01 per pound)
Western Europe weighted average cost of ethylene production	32.9	34.3	31.5	18.2	29.2	22.9	23.2	14.4	22.5	20.8
Western Europe ethylene	54.7	52.8	54.1	48.7	52.6	39.3	47.1	46.6	41.4	43.6
Western Europe polyethylene [high density]	56.1	54.8	55.4	51.5	54.5	45.2	60.6	61.2	56.9	56.0
Western Europe propylene	51.3	52.2	51.9	46.5	50.5	37.1	44.4	41.7	31.0	38.5
Western Europe polypropylene [homopolymer]	59.9	61.3	61.4	57.0	59.9	49.8	62.5	59.3	47.4	54.7

Intermediates and Derivatives
Volumes (million pounds)
Propylene oxide and derivatives	772	726	768	781	3,047	870	751	697	682	3,000
Ethylene oxide and derivatives	262	319	211	226	1,018	268	312	282	237	1,099
Styrene monomer	683	870	933	870	3,356	903	735	904	889	3,431
Acetyls	683	592	613	619	2,507	547	810	733	623	2,713
TBA Intermediates	416	391	461	384	1,652	433	321	421	371	1,546
Volumes (million gallons)
MTBE/ETBE	188	266	245	216	915	229	299	268	258	1,054
Benchmark Market Margins (cents per gallon)
MTBE - Northwest Europe	63.4	90.7	111.8	109.1	94.0	64.0	106.0	119.0	49.8	85.1

Refining
Volumes (thousands of barrels per day)
Heavy crude oil processing rate	247	257	264	266	259	241	255	249	206	238
Benchmark Market Margins
Light crude oil - 2-1-1	13.18	17.29	14.20	8.50	13.32	15.02	16.42	15.29	9.44	14.04
Light crude oil - Maya differential	15.08	9.72	10.15	9.22	11.11	8.72	7.56	7.48	9.11	8.26

Source: LYB and third party consultants

Note: Benchmark market prices for U.S. and Western Europe polyethylene and polypropylene reflect discounted prices. Volumes presented represent third party sales of selected key products.

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Table 10 - Unaudited Income Statement Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD

Sales and other operating revenues	$11,135	$12,117	$12,066	$10,290	$45,608	$8,185	$9,145	$8,334	$7,071	$32,735
Cost of sales(a)	9,577	10,255	10,118	8,989	38,939	6,379	7,047	6,465	5,792	25,683
Selling, general and administrative expenses	186	215	211	194	806	205	228	194	201	828
Research and development expenses	32	34	31	30	127	26	25	25	26	102

Operating income(a)	1,340	1,613	1,706	1,077	5,736	1,575	1,845	1,650	1,052	6,122
Income from equity investments	61	68	64	64	257	69	90	93	87	339
Interest expense, net	(86)	(89)	(79)	(65)	(319)	(58)	(72)	(77)	(70)	(277)
Other income, net	11	6	3	18	38	21	4	10	(10)	25

Income from continuing operations before income taxes(a)	1,326	1,598	1,694	1,094	5,712	1,607	1,867	1,676	1,059	6,209
Provision for income taxes	383	425	434	298	1,540	440	541	487	262	1,730

Income from continuing operations(b)	943	1,173	1,260	796	4,172	1,167	1,326	1,189	797	4,479
Income (loss) from discontinued operations, net of tax	1	3	(3)	(5)	(4)	(3)	3	(3)	(2)	(5)

Net income(b)	944	1,176	1,257	791	4,168	1,164	1,329	1,186	795	4,474
Net (income) loss attributable to non-controlling interests	1	2	1	2	6	2	1	(1)	—	2

Net income attributable to the Company shareholders(b)	$945	$1,178	$1,258	$793	$4,174	$1,166	$1,330	$1,185	$795	$4,476

(a)	Amounts presented herein include pre-tax LCM charges of $45 million and $715 million in the third and fourth quarters of 2014, respectively. The impacts of pre-tax LCM charges were $92 million, $181 million and $284 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes a pre-tax benefit of $9 million for the partial reversal of the first quarter 2015 LCM adjustment resulting from price recoveries during the period.
(b)	Amounts presented herein include after tax LCM charges of $28 million and $455 million in the third and fourth quarters of 2014, respectively. The impacts of after tax LCM were $58 million, $114 million and $185 million in the first, third and fourth quarters of 2015, respectively. The second quarter of 2015 includes an after tax benefit of $6 million for the partial reversal of the first quarter 2015 LCM adjustment discussed above.

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Table 11 - Charges (Benefits) Included in Income from Continuing Operations

	2014					2015
Millions of U.S. dollars (except share data)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD
Pretax charges (benefits):
Settlement of environmental indemnification agreement	$(52)	$—	$—	$—	$(52)	$—	$—	$—	$—	$—
Lower of cost or market inventory adjustment	—	—	45	715	760	92	(9)	181	284	548
Emission allowance credits, amortization	—	—	—	—	—	35	—	—	—	35

Total pretax charges (benefits)	(52)	—	45	715	708	127	(9)	181	284	583
Provision for (benefit from) income tax related to these items	—	—	(17)	(260)	(277)	(47)	3	(67)	(99)	(210)

After-tax effect of net charges (benefits)	$(52)	$—	$28	$455	$431	$80	$(6)	$114	$185	$373

Effect on diluted earnings per share	$0.09	$—	$(0.05)	$(0.91)	$(0.82)	$(0.17)	$0.02	$(0.25)	$(0.42)	$(0.80)

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Table 12 - Unaudited Cash Flow Information

	2014					2015
(Millions of U.S. dollars)	Q1	Q2	Q3	Q4	Total	Q1	Q2	Q3	Q4	YTD

Net cash provided by operating activities	$801	$1,797	$1,434	$2,016	$6,048	$1,468	$1,446	$1,768	$1,160	$5,842

Net cash provided by (used in) investing activities	(2,011)	(246)	(638)	(636)	(3,531)	(443)	(727)	67	52	(1,051)

Net cash used in financing activities	(550)	(2,217)	(1,621)	(1,519)	(5,907)	(401)	(1,021)	(1,684)	(1,744)	(4,850)

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Table 13 - Unaudited Balance Sheet Information

(Millions of U.S. dollars)	March 31, 2014	June 30, 2014	September 30, 2014	December 31, 2014	March 31, 2015	June 30, 2015	September 30, 2015	December 31, 2015

Cash and cash equivalents	$2,702	$2,030	$1,185	$1,031	$1,616	$1,325	$1,474	$924
Restricted cash	3	2	—	2	2	3	1	7
Short-term investments	1,402	1,299	1,544	1,593	1,478	1,989	1,602	1,064
Accounts receivable, net	4,141	4,264	4,105	3,448	3,089	3,373	2,924	2,517
Inventories	5,589	5,326	5,359	4,517	4,267	4,179	4,138	4,051
Prepaid expenses and other current assets(a)	1,156	784	739	1,054	1,195	1,121	1,059	1,226

Total current assets	14,993	13,705	12,932	11,645	11,647	11,990	11,198	9,789
Property, plant and equipment, net	8,556	8,740	8,600	8,758	8,430	8,636	8,793	8,991
Investments and long-term receivables:
Investment in PO joint ventures	424	418	397	384	373	357	357	397
Equity investments	1,693	1,702	1,690	1,636	1,581	1,612	1,602	1,608
Other investments and long-term receivables	62	58	54	44	38	126	125	122
Goodwill	605	602	576	566	533	543	543	536
Intangible assets, net	870	838	799	769	695	671	644	640
Other assets (a) (b)	556	528	520	419	637	600	605	674

Total assets	$27,759	$26,591	$25,568	$24,221	$23,934	$24,535	$23,867	$22,757

Current maturities of long-term debt	$3	$3	$2	$4	$4	$3	$3	$4
Short-term debt	58	55	56	346	514	582	573	353
Accounts payable	3,642	3,690	3,431	3,064	2,631	2,755	2,450	2,182
Accrued liabilities	1,477	1,310	1,460	1,554	1,482	1,455	1,784	1,810
Deferred income taxes(a)	540	570	685	469	429	434	383	—

Total current liabilities	5,720	5,628	5,634	5,437	5,060	5,229	5,193	4,349
Long-term debt (b)	6,698	6,701	6,690	6,695	7,677	7,658	7,674	7,671
Other liabilities	1,838	1,851	1,795	2,122	2,038	2,063	2,044	2,036
Deferred income taxes(a)	1,677	1,623	1,574	1,623	1,653	1,635	1,604	2,127
Stockholders’ equity	11,791	10,753	9,843	8,314	7,478	7,927	7,328	6,550
Non-controlling interests	35	35	32	30	28	23	24	24

Total liabilities and stockholders’ equity	$27,759	$26,591	$25,568	$24,221	$23,934	$24,535	$23,867	$22,757

(a)	Our prospective adoption of ASU 2015-17, Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes, in December 2015 resulted in the classification of our deferred taxes as of December 2015 as noncurrent.
(b)	In December 2015, we adopted ASU 2015-03, Interest–Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires the presentation of deferred issuance costs related to a recognized debt liability as a direct deduction from the carrying amount of the debt liability. In December 2015, we also adopted, ASU 2015-15, Interest–Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which allows the classification of debt issuance costs related to line-of-credit arrangements as an asset to be amortized over the term of the agreement. Accordingly, we have revised our presentation of long term debt for each period presented.

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